COLUMBIA UTILITIES FUND

                              MANAGEMENT AGREEMENT

AGREEMENT dated as of the 27th day of March, 2006 between COLUMBIA FUNDS SERIES TRUST I (the "Trust"), on behalf of its COLUMBIA UTILITIES FUND series (the "Fund") and COLUMBIA MANAGEMENT ADVISORS, LLC (the "Advisor"). The Trust is registered as an open-end investment company pursuant to the Investment Company Act of 1940 (the "Act"). The Advisor is registered as an investment adviser pursuant to the Investment Advisers Act of 1940. This Agreement relates to services to be performed by the Advisor with respect to the Fund.

The parties agree as follows:

1. The Advisor will manage the investment of the assets of the Fund in accordance with its prospectus and statement of additional information and will perform the other services herein set forth, subject to the supervision of the Board of Trustees of the Trust. The Advisor may delegate its investment responsibilities to a sub-advisor.

2. In carrying out its investment management obligations, the Advisor shall:
(a) evaluate such economic, statistical and financial information and undertake such investment research as it shall believe advisable; (b) purchase and sell securities and other investments for the Fund in accordance with the procedures described in its prospectus and statement of additional information; and (c) report results to the Board of Trustees of the Trust.

3.       The Advisor shall furnish at its expense the following:
(a) office space, supplies, facilities and equipment; (b) executive and other personnel for managing the affairs of the Fund (including preparing financial information of the Fund and reports and tax returns required to be filed with public authorities, but exclusive of those related to custodial, transfer, dividend and plan agency services, determination of net asset value and maintenance of records required by
         Section 31(a) of the Act, as amended, and the rules thereunder); and
         (c) compensation of Trustees who are directors, officers, partners or employees of the Advisor or its affiliated persons (other than a registered investment company).

4. The Advisor shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

5. The Fund shall pay the Advisor monthly a fee at the annual rate of 0.65% of the first $1 billion of the average daily net assets of the Fund and 0.60% in excess of $1 billion.

6. If the operating expenses of the Fund for any fiscal year exceed the most restrictive applicable expense limitation for any state in which shares are sold, the Advisor's fee shall be reduced by the excess but not to less than zero. Operating expenses shall not include brokerage, interest, taxes, deferred organization expenses, Rule 12b-1 distribution fees, service fees and extraordinary expenses, if any. The Advisor may waive its compensation (and bear expenses of the Fund) to the extent that expenses of the Fund exceed any expense limitation the Advisor declares to be effective.

7. This Agreement shall become effective as of the date of its execution, and
     (a) unless otherwise terminated, shall continue from year to year so long as approved annually in accordance with the Act; (b) may be terminated without penalty on sixty days' written notice to the Advisor either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding shares of the Fund; (c) shall automatically terminate in the event of its assignment; and (d) may be terminated without penalty by the Advisor on sixty days' written notice to the Trust.

8. This Agreement may be amended in accordance with the Act.

9. For the purpose of the Agreement, the terms "vote of a majority of the outstanding shares", "affiliated person" and "assignment" shall have their respective meanings defined in the Act and exemptions and interpretations issued by the Securities and Exchange Commission under the Act.

10. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Advisor, or reckless disregard of its obligations and duties hereunder, the Advisor shall not be subject to any liability to the Trust or the Fund, to any shareholder of the Trust or the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.


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     IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the day and year first written above.


COLUMBIA FUNDS SERIES TRUST I, on behalf of its
COLUMBIA UTILITIES FUND series


By: /s/ Christopher L. Wilson
    ------------------------------------
    Name: Christopher L. Wilson
    Title: President


COLUMBIA MANAGEMENT ADVISORS, LLC


By: /s/ Roger Sayler
    ------------------------------------
    Name: Roger Sayler
    Title: Managing Director



A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.